LETTER AGREEMENT

AMG Systematica Managed Futures Strategy Fund

Administration Agreement

March 1, 2024

AMG Funds LLC

680 Washington Boulevard, Suite 500

Stamford, CT 06901

Attn: Keitha L. Kinne, Chief Operating Officer

Re:

Amended and Restated Administration Agreement between AMG Funds LLC (the “Administrator”) and AMG Funds I (the “Trust”), dated as of October 1, 2016, and as amended from time to time (the “Administration Agreement”)

Ladies and Gentlemen:

Pursuant to Section 1 of the Administration Agreement, the Trust hereby notifies you that it is establishing a new series to be named AMG Systematica Managed Futures Strategy Fund (the “New Fund”), and that the Trust desires to retain the Administrator to provide or procure administrative and other services with respect to each of the New Fund and its wholly-owned subsidiary, AMG Systematica Subsidiary Fund I (the “Subsidiary”), pursuant to the terms and conditions of the Administration Agreement, subject to the amendments and addendums in this letter agreement. Attached as Appendix A is an addendum to Exhibit A to the Administration Agreement.

References to a “Fund” in the Administration Agreement include the Subsidiary. With respect to the Subsidiary, the Administration Agreement is amended solely as it relates to the Subsidiary as follows:

1.	Section 9. Sections 9(1) and (2) of the Administration Agreement with respect to the Subsidiary are replaced in their entirety with the following:

Term	and Continuation.

(1) Duration. This Agreement shall become effective with respect to the Subsidiary on the date of receipt by the Trust of notice from the Administrator in accordance with Section 11 hereof that the Administrator is willing to serve as Administrator with respect to the Subsidiary. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof and for periods of one year thereafter with respect to the Subsidiary so long as such continuance with respect to the Subsidiary is approved at least annually (a) by either the Trustees of AMG Systematica Managed Futures Strategy Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of AMG Systematica Managed Futures Strategy Fund, and (b) in either event, by the vote of a majority of the Trustees of AMG Systematica Managed Futures Strategy Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(2) Termination. This Agreement may be terminated with respect to the Subsidiary (i) at any time the Administration Agreement with respect to AMG Systematica Managed Futures Strategy Fund terminates; or (ii) at any time, without payment of any penalty, by vote of the Trustees of AMG Systematica Managed Futures Strategy Fund, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of AMG Systematica Managed Futures Strategy Fund, or by the Subsidiary or the Administrator, in each case on at least 60 days’ prior written notice to the other party.

Please acknowledge your agreement to provide or procure such administrative and other services to the New Fund and the Subsidiary by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds I

By:
Name: Thomas Disbrow
Title: Treasurer, Chief Financial Officer and Principal Financial Officer

AMG Systematica Subsidiary Fund I

By:
Name: Thomas Disbrow
Title: Authorised Signatory

ACKNOWLEDGED AND ACCEPTED

AMG Funds LLC

By:
Name: Keitha L. Kinne
Title: Chief Operating Officer
Date: March 1, 2024

Appendix A

ADDENDUM TO

EXHIBIT A

Schedule to Administration Agreement

as of March 1, 2024

Fund	Fee Rate
AMG Systematica Managed Futures Strategy Fund	0.15%
AMG Systematica Subsidiary Fund I	0.15%

For so long as AMG Systematica Managed Futures Strategy Fund invests in the Subsidiary, the Administrator agrees to waive a portion of the administration fee paid by AMG Systematica Managed Futures Strategy Fund by an amount equal to the administration fee the Administrator receives from the Subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this Schedule to the Administration Agreement to be executed by their officers or authorised signatories designated below on the day and year first above written.

AMG FUNDS I

By:
Name: Thomas Disbrow
Title: Treasurer, Chief Financial Officer and Principal Financial Officer

AMG FUNDS LLC

By:
Name: Keitha L. Kinne
Title: Chief Operating Officer AMG Systematica Subsidiary Fund I

By:
Name : Thomas Disbrow
Title: Authorised Signatory